Exhibit 10.25

ROCKY BRANDS, INC.

EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 2nd day of January, 2014 by and between MIKE BROOKS and ROCKY BRANDS, INC., an Ohio corporation with its principal office at 39 East Canal Street, Nelsonville, Ohio 45764.

Recitals

A.           Rocky Brands, Inc. and its subsidiaries (collectively, the “Company”) are engaged in the business of designing, manufacturing and marketing high quality men’s and women’s footwear, apparel, and accessories and, in connection with its business, the Company develops and uses valuable technical and nontechnical trade secrets and other confidential information which it desires to protect.

B.           You are currently employed as Executive Chairman of the Board of the Company.

C.           The Company considers your continued services to be in the best interest of the Company and desires, through this Agreement, to assure your continued services on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

D.           You are willing to remain in the employ of the Company on the terms set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties agree as follows:

1.          Consideration. As consideration for you entering into this Agreement and your willingness to remain bound by its terms, the Company shall employ you, provide you access to certain Confidential Information as defined in this Agreement, and provide you other valuable consideration as specified in this Agreement, including the compensation and benefits as set forth in Sections 3 and 4, respectively, of this Agreement.

2.          Employment.

(a)        Position. Provided that you are elected and continue serving as a member of the Board of Directors of the Company, you will be employed as the Executive Chairman of the Board of the Company. You shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in similar executive capacities. If you are elected to other offices of the Company or any of its subsidiaries or affiliates by or at the direction of the Board of Directors of the Company, including as Chairman of the Board of the Company or any of its subsidiaries or affiliates, you agree to so serve without additional compensation.

(b)        Restricted Employment. While employed by the Company, you shall devote your full business time and attention and your best efforts to the business of the Company and exercise the highest degree of loyalty and care with respect to the affairs of the Company, discharging your duties competently, diligently and effectively. You will not engage in any outside employment or consulting work without first securing the approval of the Company’s Board of Directors, which will not be unreasonably withheld. The foregoing shall not preclude you from serving on civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of your responsibilities hereunder or violate the other provisions of this Agreement. You shall not serve on the board of any for-profit corporation or entity without the prior consent of the Company’s Board of Directors. You further agree to comply fully with all policies and practices of the Company as are from time to time in effect.

3.          Compensation.

(a)          Your compensation will be at the at an annual base rate of $150,000 (“Basic Salary”) commencing January 1, 2014 (the “Commencement Date”), payable in accordance with the normal payroll practices of the Company. Your Basic Salary may be increased from time to time by the Board of Directors of the Company. Your Basic Salary may also be decreased from time to time by the Board of Directors by up to 20% of your Basic Salary in effect at that time, but only if the salaries of all other executive officers of the Company with similar agreements have similar decreases of their base salaries in effect at the time.

(b)          You will be eligible to participate in annual cash bonus plans and to receive restricted stock and stock option awards with respect to the common stock of the Company as shall be determined by the Board of Directors of the Company in its discretion and pursuant to the terms of plans adopted by the Board of Directors of the Company from time to time.

(c)          Subject to applicable Company policies, you will be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of your duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

4.          Fringe Benefits. You will be entitled to receive employee benefits and participate in any employee benefit plans, in accordance with their terms as from time to time amended, that the Company maintains during your employment and which are made generally available to all other management employees in like positions. This includes a 401(k) and profit sharing plan.

5.          Confidential Information.

(a)          As used throughout this Agreement, the term “Confidential Information” means any information you acquire during employment by the Company (including information you conceive, discover or develop) which is not readily available to the general public and which relates to the business, including research and development projects, of the Company, its subsidiaries or its affiliated companies.

(b)          Confidential Information includes, without limitation, information of a technical nature (such as trade secrets, inventions, discoveries, product requirements, designs, software codes and manufacturing methods), matters of a business nature (such as customer lists, the identities of customer contacts, information about customer requirements and preferences, the terms of the Company's contracts with its customers and suppliers, and the Company's costs and prices), personnel information (such as the identities, duties, customer contacts, skills, and personnel data of the Company's employees) and other financial information relating to the Company and its customers (including credit terms, methods of conducting business, computer systems, computer software, and strategic marketing, sales or other business plans). Confidential Information may or may not be patentable.

(c)          Confidential Information does not include information which you learned prior to employment with the Company from sources other than the Company, information you develop after employment from sources other than the Company's Confidential Information or information which is readily available to persons with equivalent skills, training and experience in the same fields or fields of endeavor as you. You must presume that all information that is disclosed or made accessible to you during employment by the Company is Confidential Information if you have a reasonable basis to believe the information is Confidential Information or if you have notice that the Company treats the information as Confidential Information.

(d)          Except in conducting the Company's business, you shall not at any time, either during or following your employment with the Company, make use of, or disclose to any other person or entity, any Confidential Information unless (i) the specific information becomes public from a source other than you or another person or entity that owes a duty of confidentiality to the Company, and (ii) 12 months have passed since the specific information became public. However, you may discuss Confidential Information with employees of the Company when necessary to perform your duties to the Company. Notwithstanding the foregoing, if you are ordered by a court of competent jurisdiction to disclose Confidential Information, you will officially advise the Court that you are under a duty of confidentiality to the Company hereunder, take reasonable steps to delay disclosure until the Company may be heard by the Court, give the Company prompt notice of such Court order, and if ordered to disclose such Confidential Information you shall seek to do so under seal or in camera or in such other manner as reasonably designed to restrict the public disclosure and maintain the maximum confidentiality of such Confidential Information.

(e)          Upon termination of your employment with the Company for any reason, or otherwise upon the demand of the Board of Directors of the Company, you shall deliver to the Company all originals and copies of any notes, documents, computer data (however stored including such data on your personal digital assistant device or personal computer) and records of any kind that reflect or relate to any Confidential Information. As used herein, the term “notes” means written or printed words, symbols, pictures, numbers or formulae.

6.          Inventions.

(a)          As used throughout this Agreement, the term “Inventions” means any inventions, improvements, designs, plans, discoveries or innovations of a technical or business nature, whether patentable or not, relating in any way to the Company's business or contemplated business if the Invention is conceived or reduced to practice by you during your employment by the Company. Inventions includes all data, records, physical embodiments and intellectual property pertaining thereto. Inventions reduced to practice within one year following termination of your employment with the Company shall be presumed to have been conceived during your employment.

(b)          Inventions are the Company's exclusive property and shall be promptly disclosed and assigned to the Company without additional compensation of any kind. If requested by the Company, you, your heirs, your executors, your administrators or legal representative will provide any information, documents, testimony or other assistance needed for the Company to acquire, maintain, perfect or exercise any form of legal protection that the Company desires in connection with an Invention.

(c)          Upon termination of your employment with the Company for any reason, or otherwise upon the demand of the Board of Directors of the Company, you shall deliver to the Company all copies of and all notes with respect to all documents or records of any kind that relate to any Inventions.

7.          Noncompetition and Nonsolicitation.

(a)          By entering into this Agreement, you acknowledge that Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable asset of the Company, that the disclosure of Confidential Information to any of the Company's competitors would cause substantial and irreparable injury to the Company and its business, and that any customers of the Company developed by you or others during your employment are developed on behalf of the Company. You further acknowledge that you have been provided with access to Confidential Information, including Confidential Information concerning the Company's customers, and its technical, manufacturing, sales, marketing, logistical, financial, personnel and business plans, disclosure or misuse of which would irreparably injure the Company.

(b)          In exchange for the consideration specified in Sections 1, 3 and 4 of this Agreement — the adequacy of which you expressly acknowledge — you agree that during your employment by the Company and for a period of 12 months following the termination of your employment with the Company for any reason, you shall not, whether directly or indirectly, alone or in conjunction with another party, as an owner, shareholder, officer, employee, manager, consultant, independent contractor, or otherwise:

(i)         Interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who is an employee, customer, product or services supplier, independent contractor, or business agent or partner of the Company;

(ii)         Contact any employee of the Company for the purpose of discussing or suggesting that such employee resign from employment with the Company for the purpose of becoming employed elsewhere or provide information about individual employees of the Company or personnel policies or procedures of the Company to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers;

(iii)        Recruit or hire, or attempt to recruit or hire, any person who is an employee of the Company, or was an employee of the Company within the prior six months, if such employee or former employee was primarily engaged in a sales, marketing or customer relationship position with the Company or has (or if a former employee had at the time of leaving the Company) a base annual salary rate with the Company in excess of $75,000; or

(iv) Own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, officer, manager, employee, consultant or otherwise), any business, individual, company, partnership, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company; provided, however, that your “beneficial ownership,” either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement.

8.          Termination of Employment.

(a)          Termination Upon Death or Disability. Your employment will terminate automatically upon your death. The Company is entitled to terminate your employment because of your disability upon 30 days’ written notice to you. “Disability” will mean “total disability” as defined in the Company’s long term disability plan at the time such notice is given, or if the Company does not have such a policy at the time of determination then it will mean your inability to perform your regular job responsibilities for more than 180 days in any one year period. In the event of a termination under this Section 8(a), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.

Following a termination for Disability by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company’s determination of Disability to arbitration in Nelsonville, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Disability, the Company’s sole liability to you will be the amount that would be payable to you under Section 8(d) of this Agreement for a termination of your employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

(b)          Termination by Company for Cause. The Company is entitled to terminate your employment for “Cause” by giving you written notice of such termination. As used in this Agreement, the term “Cause” shall mean that you have committed or engaged in any one or more of the following:

(i)          Commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

(ii)         Engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

(iii)        Willful and continued failure substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company delivers to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(iv)        Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

(v)         The clear violation of any of the material terms and conditions of this Agreement or any other written agreement or agreements you may from time to time have with the Company (following 30 days’ written notice from the Company specifying the violation and your failure to cure such violation within such 30-day period);

(vi)        The clear violation of the Company's code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

(vii)       Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with your employment by the Company.

No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

In the event of a termination under this Section 8(b), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.

Following a termination for Cause by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company’s determination of Cause to arbitration in Nelsonville, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Cause, the Company’s sole liability to you will be the amount that would be payable to you under Section 8(d) of this Agreement for a termination of your employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

(c)          Termination by You.         If you choose to terminate your employment with the Company for any reason, you must provide the Company with 60 days’ advance written notice and agree to continue working for the Company during the 60-day notice period; provided, however, that upon receipt of such notice of termination the Company may restrict your access to the Company’s offices, employees, customers, suppliers, properties, and Confidential Information during the 60-day notice period or may agree with you that your termination date will be prior to the end of the 60-day notice period. In the event of a termination under this paragraph, the Company’s sole obligation hereunder will be to pay you the earned but unpaid portion of your Basic Salary through the termination date of your employment, which termination date will not be deemed to be earlier than 30 days after the date on which you provide the Company with your written notice of termination.

(d)          Termination by Company Without Cause. The Company may terminate your employment without Cause by giving you 30 days’ advance written notice of such termination; provided, however, the Company may elect to restrict your access to the Company’s offices, employees, customers, suppliers, properties, and Confidential Information during the 30-day notice period. In the event of a termination without Cause hereunder, the Company’s sole obligation shall be to pay, maintain or reimburse you the items enumerated in (i) to (iii) below, which obligation shall be effective only upon your prior execution and delivery to the Company of a release (and the expiration of any period during which you could lawfully revoke or rescind such release) of any and all claims by you against the Company and its officers, directors, employees, subsidiaries and affiliates, except for claims based on the Company’s failure to pay or provide to you the items enumerated below:

(i)   The Company will pay you the earned but unpaid portion of your Basic Salary and any earned bonus for a bonus period that was completed prior to the date of termination of your employment.

(ii)  The Company will continue to pay you your Basic Salary until the later of the six month anniversary of the effective date of the termination or the first anniversary of the Commencement Date (the “Severance Period”), minus any deductions required by law for taxes or otherwise. Any such payments will immediately end if (A) you are in violation of any of your obligations under this Agreement, including Sections 5, 6 and/or 7 hereof; or (B) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 8(b), to terminate your employment.

(iii)  The Company will pay you a Pro-Rated Bonus (as defined below) if you are eligible under a bonus plan which is based on the financial performance of the Company and which is in effect at the time of your termination but which provides that you must be employed beyond the date of your termination to earn the bonus. Such Pro-Rated Bonus, if any, will be paid at the same time and in the same form that other similarly situated Company employees are paid under the same bonus plan, except that your payment will be ratably reduced to reflect that you did not remain employed during the entire bonus period. The “Pro-Rated Bonus” means the bonus that would have been payable to you had you remained employed by the Company throughout the bonus period and based on the actual performance of the Company for the entire bonus period, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during the bonus period which occurred prior to the date of your termination of employment, and the denominator of which is the number of days in the bonus period (e.g., 365 days for an annual bonus plan, 182.5 days for a semi-annual bonus plan, etc.). The Pro-Rated Bonus will not include any amount for a bonus plan, if any, that is based on individual performance criteria or financial performance criteria other than the Company’s overall financial performance.

(e)          Termination Following Change in Control. If a “Change in Control”, as defined in Section 8(e)(i), shall have occurred and within 13 months following such Change in Control the Company terminates your employment other than for Disability under Section 8(a) or Cause under Section 8(b), or you terminate your employment for Good Reason, as that term is defined in Section 8(e)(vii), then the Company shall be obligated to pay, maintain or reimburse you the items enumerated in (ii) through (iv) below, which obligation shall be effective only upon your prior execution and delivery to the Company of a release (and the expiration of any period during which you could lawfully revoke or rescind such release) of the Company and its officers, directors, employees, subsidiaries and affiliates, except for claims based on the Company’s failure to pay or provide to you the items enumerated below in (ii) through (iv) below.

(i) A “Change in Control” shall be deemed to have occurred if and when, after the date hereof, (A) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on the date hereof), including any “group” as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof, shall acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 50% of the total voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company (“a Majority Ownership Change”); or (B) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Stock Transaction”), the owners of the voting shares of the Company outstanding immediately prior to such Transaction own less than a majority of the voting shares of the Company after the Transaction; or (C) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (or who take office following the approval of a majority of the directors then in office who were directors at the beginning of the period) cease for any reason to constitute a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period (a “Majority Board Change”); or (D) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (an “Asset Transaction”) shall have occurred.

(ii) You shall be entitled to the unpaid portion of your Basic Salary plus credit for any vacation accrued but not taken and the amount of any earned but unpaid portion of any bonus, incentive compensation, or any other Fringe Benefit to which you are entitled under this Agreement through the date of the termination as a result of a Change in Control (the “Unpaid Earned Compensation”), plus 1.0 times your then effective Basic Salary (“Salary Termination Benefit”).

(ii) All outstanding stock options and restricted stock awards issued to you shall become 100% vested and thereafter exercisable in accordance with such governing stock option or restricted stock agreements and plans.

(iii) The Company shall maintain for your benefit (or at your election make COBRA payments for your benefit), until the earlier of (a) 12 months after termination of your employment following a Change in Control, or (b) your commencement of full-time employment with a new employer, all life insurance, medical, health and accident, and disability plans or programs, such plans or programs to be maintained at the then current standards of the Company, in which you shall have been entitled to participate prior to termination of employment following a Change in Control, provided your continued participation is permitted under the general terms of such plans and programs after the Change in Control (“Fringe Termination Benefit”) (collectively, the Salary Termination Benefit, the Unpaid Earned Compensation, and the Fringe Termination Benefit are referred to as the “Termination Benefits”).

(iv) The Unpaid Earned Compensation shall be paid to you within 15 days after termination of your employment. One half of the Salary Termination Benefit shall be payable to you as severance pay in a lump sum payment within 30 days after termination of employment, and one half of the Salary Termination Benefit shall be payable to you as severance pay in six equal monthly payments commencing 60 days after termination of employment. The Company may immediately discontinue the payment or provision of the Termination Benefits if (A) you are in violation of any of your obligations under this Agreement, including those in Sections 5, 6 and/or 7 hereof; and/or (B) the Company, within 60 days after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause as defined in Section 8(b) to terminate your employment; provided further, that the Company’s obligation to provide the Fringe Termination Benefit shall cease upon the earlier of your becoming employed or self-employed or the expiration of your rights to continue such medical benefits under COBRA.

(v) If any portion of the payments and benefits provided under this Agreement to you, alone or with other payments and benefits, would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be determined by the Company's independent compensation specialist to be nondeductible to the Company, then the aggregate present value of all of the amounts payable to you under Section 8(e) hereof shall be reduced to the maximum amount which would cause all of the payments under Section 8(e) to be deductible and in such event you shall have the option, but not the obligation, to designate or select those kinds of payments which shall be reduced and the order of such reductions, but your failure to make such selections within a period of 30 days following notice of the determination that a reduction is necessary will result in a reduction of all such payments, pro rata. If you disagree with the determination of the reduced amount by the Company's independent compensation specialist, you may contest that determination by giving notice of such contest within 30 days of learning of the determination and may use an independent compensation specialist of your choice in connection with such contest. The Company shall pay all of your costs in connection with such contest if the ultimate determination by the two independent compensation specialists in consultation with each other, or by a third independent compensation specialist, jointly chosen by the two first-named independent compensation specialists in the event the first two cannot agree, represents a lesser reduction in the amounts payable under Section 8(e) hereof than the Company's independent compensation specialist established in the first instance. Otherwise, you shall pay your own and any additional costs incurred by the Company in contesting such determination. If there is a final determination by the Internal Revenue Service or a court of competent jurisdiction that the Company overpaid amounts under Section 280G of the Code, the amount of the overpayment shall be treated as a loan to you and shall be repaid immediately, together with interest on such amount at the prime rate of interest at Huntington National Bank, Columbus, Ohio, or any successor thereto, in effect from time to time. If the Internal Revenue Service or a court of competent jurisdiction finally determines, or if the Code or regulations thereunder shall change such that the Company underpaid you under Section 280G of the Code, the Company shall pay the difference to you with interest as specified above.

(vi) As used in this Agreement, the term “Good Reason” means, without your written consent:

(A) a material change in your status, position or responsibilities which, in your reasonable judgment, does not represent a promotion from your existing status, position or responsibilities as in effect immediately prior to the Change in Control; the assignment of any duties or responsibilities or the removal or termination of duties or responsibilities (except in connection with the termination of employment for total and permanent disability, death, or Cause, or by you other than for Good Reason), which, in your reasonable judgment, are materially inconsistent with such status, position or responsibilities;

(B) a reduction by the Company in your Basic Salary as in effect on the date of the Change in Control or the Company's failure to increase (within twelve months of your last increase in Basic Salary) your Basic Salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in Basic Salary for all executive and senior officers of the Company, in like positions, which were effected in the preceding twelve months;

(C) the relocation of the Company's principal executive offices to a location more than 75 miles from Nelsonville, Ohio or the relocation of your regular office assignment by the Company to any place outside of a 15 mile radius of Nelsonville, Ohio, except for required travel on the Company's business to an extent consistent with business travel obligations at the time of a Change in Control;

(D) the failure of the Company to continue in effect, or continue or reduce your participation in, on a percentage basis, by more than the average percentage decrease for all executive and senior officers of the Company, in like positions, which were effected in the preceding twelve months, any incentive, bonus or other compensation plan in which you participate, including but not limited to the Company's stock option plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), has been made or offered with respect to such plan in connection with the Change in Control;

(E) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed or to which you are entitled under any of the Company's pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed or to which you are entitled at the time of the Change in Control, or the failure by the Company to provide the number of paid vacation and sick leave days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof;

(F) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement;

(G) any request by the Company that you participate in an unlawful act or take any action constituting a breach of your professional standard of conduct; or

(H) any breach of this Agreement on the part of the Company.

Notwithstanding anything in this Section to the contrary, your right to terminate your employment pursuant to this Section shall not be affected by incapacity due to physical or mental illness.

(vii) Upon any termination or expiration of this Agreement or any cessation of your employment hereunder, the Company shall have no further obligations under this Agreement and no further payments shall be payable by the Company to you, except as provided in Section 8 above and except as required under any benefit plans or arrangements maintained by the Company and applicable to you at the time of such termination, expiration or cessation of your employment.

(viii) Enforcement of Agreement. The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny you the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. Accordingly, if following a Change in Control it should appear to you that the Company has failed to comply with any of its obligations under Section 8 of this Agreement or in the event that the Company or any other person takes any action to declare Section 8 of this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from you the benefits entitled to be provided to you under Section 8, and that you have complied with all your obligations under this Agreement, the Company authorizes you to retain counsel of your choice, at the expense of the Company as provided in this Section 8(e)(ix), to represent you in connection with the initiation or defense of any pre-suit settlement negotiations, litigation or other legal action, whether such action is by or against the Company or any Director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company consents to you entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel, except with respect to any fee and expense invoices generated by such counsel. The reasonable fees and expenses of counsel selected by you as hereinabove provided shall be paid or reimbursed to you by the Company on a regular, periodic basis upon presentation by you of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $50,000. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of Section 8 or the terms contained in Section 8(f), notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from you for such expenses.

(f)          Suspension of Noncompetition Periods. The noncompetition periods described in Section 7 of this Agreement shall be suspended while you engage in any activities in breach of this Agreement. In the event that a court grants injunctive relief to the Company for your failure to comply with Section 7, the noncompetition period shall begin again on the date such injunctive relief is granted.

(g)         No Limitation on Certain Obligations. Nothing contained in this Section 8 shall be construed as limiting your obligations under Sections 5, 6, or 7 of this Agreement concerning Confidential Information, Inventions, or Noncompetition and Nonsolicitation.

(h)          Code Section 409A. You and the Company desire to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the transition rules applicable under IRS Notice 2007-86 and Final Regulations issued under Section 409A of the Code. Therefore, notwithstanding any provision of this Agreement to the contrary, if the Company determines that you are a “specified employee” as defined in Section 409A of the Code or any guidance promulgated thereunder (“Code Section 409A”), you shall not be entitled to any payments under Section 8 of this Agreement upon termination of your employment with the Company for any reason that otherwise would cause you to incur any additional tax or interest under Code Section 409A, until the earlier of (i) the date which is six months after the date of such termination, or (ii) the date of your death. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with you and receiving your approval (which shall not be unreasonably withheld), reform such provision in such a manner as shall not cause you to incur any such tax or interest.

9.            Remedies; Venue; Process.

(a) You hereby acknowledge and agree that the Confidential Information disclosed to you prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other legal and equitable remedies available to it, to injunctive and any other equitable relief to prevent or cease a breach of Sections 5, 6, or 7 of this Agreement without further proof of harm and entitlement; that the terms of this Agreement, if enforced by the Company, will not unduly impair your ability to earn a living or pursue your vocation; and further, that the Company may cease paying any compensation and benefits under Section 8 if you fail to comply with this Agreement, without restricting the Company from other legal and equitable remedies. The parties agree that the prevailing party in litigation concerning a breach of this Agreement shall be entitled to all costs and expenses (including reasonable legal fees and expenses) which it incurs in successfully enforcing this Agreement and in prosecuting or defending any litigation (including appellate proceedings) concerning a breach of this Agreement.

(b)          Except as otherwise specifically provided in of this Agreement, the parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Court of Common Pleas of Athens County, Ohio. Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if you may have breached Sections 5, 6, or 7 of this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

10.         Exit Interview. Prior to termination of your employment with the Company for any reason, you shall attend an exit interview if desired by the Company and shall, in any event, inform the Company at the earliest possible time of the identity of your future employer and of the nature of your future employment.

11.         No Waiver. Any failure by the Company to enforce any provision of this Agreement shall not in any way affect the Company's right to enforce such provision or any other provision at a later time.

12.         Saving. If any provision of this Agreement is later found to be completely or partially unenforceable, the remaining part of that provision of any other provision of this Agreement shall still be valid and shall not in any way be affected by the finding. Moreover, if any provision is for any reason held to be unreasonably broad as to time, duration, geographical scope, activity or subject, such provision shall be interpreted and enforced by limiting and reducing it to preserve enforceability to the maximum extent permitted by law.

13.         No Limitation. You acknowledge that your employment by the Company may be terminated at any time by the Company or by you with or without cause in accordance with the terms of this Agreement. This Agreement is in addition to and not in place of other obligations of trust, confidence and ethical duty imposed on you by law.

14.         Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To You:

Mike Brooks

200 Pine Grove

Nelsonville, OH 45764

To the Company:

Rocky Brands, Inc.

39 East Canal Street

Nelsonville, OH 45764

or

Fax: 740-753-5500

Attention: President and Chief Executive Officer

15.         Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules.

16.         Final Agreement. This Agreement replaces any existing agreement between you and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both you and a duly authorized representative of the Company.

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17.         Further Acknowledgments. YOU ACKNOWLEDGE THAT YOU HAVE RECEIVED A COPY OF THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, THAT YOU UNDERSTAND THIS AGREEMENT AFFECTS YOUR RIGHTS, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY.

ROCKY BRANDS INC.

By:	/s/ David Sharp
David Sharp
President and Chief Executive Officer

EXECUTIVE:

/s/ Mike Brooks
Mike Brooks

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